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                                                                     EXHIBIT 6.3

         [Under the letterhead of ABN AMRO Bank N.V., Singapore Branch]


To:  Chartered Silicon Partners Pte Ltd
     60 Woodlands Industrial Park D
     Street 2
     Singapore 738406
     (the "BORROWER")

Attention: The Legal Department

                                                                    26 June 2002

Dear Sirs,

                       CHARTERED SILICON PARTNERS PTE LTD
                      CREDIT AGREEMENT DATED 12 MARCH 1998
                    (AS AMENDED, MODIFIED AND SUPPLEMENTED BY
        (1) A FIRST SUPPLEMENTAL AGREEMENT DATED 14 DECEMBER 1998, (2) A
        SECOND SUPPLEMENTAL AGREEMENT DATED 9 NOVEMBER 1999, (3) A THIRD
         SUPPLEMENTAL AGREEMENT DATED 14 DECEMBER 2000 AND (4) A FOURTH
                    SUPPLEMENTAL AGREEMENT DATED 21 MAY 2002)

     We refer to the above agreement (the "CREDIT AGREEMENT", which expression shall include the Credit Agreement as amended, modified and supplemented by the First Supplemental Agreement dated 14 December 1998 made between the parties to the Credit Agreement, the Second Supplemental Agreement dated 9 November 1999 made between the parties to the Credit Agreement, the Third Supplemental Agreement dated 14 December 2000 made between the parties to the Credit Agreement and ABN AMRO Bank N.V., Singapore Branch (the "SECURITY TRUSTEE"), as security trustee, and the Fourth Supplemental Agreement dated 21 May 2002 made between the parties to the Credit Agreement and the Security Trustee) made between (a) the Borrower, as borrower, (b) ABN AMRO Bank N.V., Singapore Branch, Bayerische Landesbank Girozentrale, Singapore Branch, Citibank, N.A., Singapore Branch, United Overseas Bank Limited (formerly known as Overseas Union Bank Limited) and Sumitomo Mitsui Banking Corporation, Singapore Branch (formerly known as The Sumitomo Bank, Limited), as arrangers, (c) Oversea-Chinese Banking Corporation Limited, as senior lead manager, (d) The Bank of Tokyo-Mitsubishi, Ltd., Singapore Branch, as lead manager, (e) UFJ Bank Limited, Singapore Branch (formerly known as The Sanwa Bank Limited, Singapore Branch), as manager, (f) the Guarantor Banks named therein, as guarantor banks, (g) the Lending Banks named therein, as lending banks and (h) ABN AMRO Bank N.V., Singapore Branch (the "AGENT"), as agent.

     Terms defined in the Credit Agreement have the same meaning herein.

     In Clause 1(A) of the Credit Agreement, the definition of "Net Worth" is defined in paragraph (3) thereof to include the aggregate outstanding amount of all indebtedness of the Borrower to the Shareholders or any related corporation of the Borrower which are subordinated to

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the Borrower's obligations under the Financing Documents (either pursuant to the
Shareholders Undertaking or otherwise in a manner and on terms satisfactory to the Majority Banks).

     We understand that the Borrower has requested that in order to enable it to comply with the financial covenant set out in Clause 16(16)(a) of the Credit Agreement, it has proposed to include certain sums owing by it as receivables to CSM for the purposes of the computation of "Net Worth" referred to in Clause 16(16)(a) of the Credit Agreement.

     It is noted that this will be achieved by converting receivables into loan(s) from CSM to the Borrower, which loan(s) shall then be subordinated to the Borrower's obligations under the Financing Documents in accordance with the terms of the Subordination Agreement (as hereinafter defined).

     This letter confirms that all the Majority Banks have approved the terms of a subordination agreement to be executed by the Borrower and CSM in favour of the Agent (the "SUBORDINATION AGREEMENT") in the form set out in the Schedule hereto for the purposes of the subordination of the aforesaid loan(s).

     This letter also confirms that the Majority Banks have agreed: (1) to include the following additional definition in the Credit Agreement:

     ""SUBORDINATION AGREEMENT" means an agreement made or to be made between CSM, the Borrower and the Agent to subordinate therein amounts owing by the Borrower to CSM solely under the CSM Loan Agreement (as defined in the Subordination Agreement)"; and

     (2) to amend the definition of "Financing Documents" in Clause 1(A) of the Credit Agreement to include the Subordination Agreement as a Financing Document."

     The above consents are subject to the Agent having received the following documents:

     (1)  the Subordination Agreement executed by the Borrower and CSM;

     (2) a certified true copy of the executed loan agreement between CSM and the Borrower evidencing the indebtedness to be subordinated pursuant to the Subordination Agreement;

     (3) a copy, certified true by an authorised officer of each of the Borrower and CSM as being in full force and effect on the date thereof, of:

          (a)  all actions required to be taken by each of the Borrower and CSM
               (a) authorising the entry into of the Subordination Agreement and
               (b) authorising appropriate persons to execute and deliver the Subordination Agreement on behalf of the

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               Borrower or, as the case may be, CSM and to take any action contemplated in the Subordination Agreement; and

          (b) all necessary consents required by each of the Borrower and CSM for the execution, delivery and performance of the Subordination Agreement or, if no such consents are necessary, a certificate to that effect from a person duly authorised by each of the Borrower and CSM so to certify; and

     (4)  specimen signatures of the respective persons referred to in paragraph
          (3) above, duly certified, together with certificates of incumbency, also duly certified, in respect of each such person.

     A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term of this letter.

     Save as expressly provided in this letter, the Financing Documents remain and shall continue in full force and effect.

     This letter shall be governed by, and construed in accordance with, Singapore law.

                               Dated 26 June 2002.



Yours faithfully,

for and behalf of

ABN AMRO BANK N.V., Singapore Branch

as agent for the Banks (as defined in the Credit Agreement)



By: /s/ Sonali C Tang/Connie Seah
    ------------------------------

Name:  Sonali C Tang/Connie Seah

Title: Vice President/ Asst. Vice President
       Agency Asia